Exhibit 10.41

EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

This EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT (“Agreement”) is made and entered into as of May 5, 2016 (“Effective Date”), between NUO THERAPEUTICS, INC., a Delaware corporation, with principal office at 207A Perry Parkway, Suite 1, Gaithersburg, MD 20877 (“Nuo”), and BOYALIFE HONG KONG LTD., a China corporation, with its principal office at 800 Jiefang Road East, 14th Floor, Wuxi, China 214002 (“Boyalife”). Each of Nuo and Boyalife is hereinafter referred to as a “Party” and collectively the “Parties.”

RECITALS

A.           Nuo is the owner of certain intellectual property rights pursuant to which it has commercialized a point of care cell separation device which produces a platelet based therapeutic formulation for use on chronic, hard to heal wounds and ulcers offered as the Aurix System.

B.           Boyalife has capability of conducting clinical studies of medical devices and has facilities and experience in the distribution, sale and service of medical devices in the Territory (defined below), and desires to become the exclusive licensee of certain intellectual property rights of Nuo under which it will distribute the Products (defined below) in the Field of Use (defined below), pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties intending to be legally bound agree as follows:

AGREEMENT

1.          DEFINITIONS. When used herein, capitalized terms shall have the following meanings:

“Affiliate” means, in respect of any Party, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such Party. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” have correlative meanings.

“Change of Control” means: (i) the direct or indirect sale or other disposition (in one or more related transactions to one or more Persons) of all or substantially all of the assets of a Person, or (ii) the direct or indirect transfer of 50% or more of the outstanding voting interest of a Person, whether in a single transaction or series of related transactions.

“FDA” means the United States Food and Drug Administration and any successor entity.

“Field of Use” means the use of the Product in the Territory for all regenerative medicine applications, including but not limited to wound care and topical dermatology applications in human and veterinary medicine.

“Gross Sales” means the total sales amount including sales tax invoiced by Boyalife from the commercialization and sale of the Products to wholesalers, hospitals or doctors.

“Intellectual Property” means, collectively, Patents, Trade Secrets, Copyrights, Trademarks, Know How, moral rights, trade names, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction in the world, including all rights or causes of action for infringement or misappropriation of any of the foregoing. For purposes of this Agreement: (a) “Patents”, “Know How” and “Trademark” shall have the meaning set forth below; (b) “Trade Secrets” shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; and (c) “Copyrights” shall mean all copyrights, and all other literary property and authorship rights, and all right, title, and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world.

“Know How” means any and all current and future know-how, technical information, technical knowledge, unpatentable inventions, manufacturing procedures, methods, trade secrets, processes, formulas, documentation and other tangible or intangible property or rights relating to the Wound Dressing or Products, whether or not capable of precise separate description but which alone, or when accumulated, gives to the Person acquiring it an ability to study, test, formulate, manufacture, produce or market something which it otherwise would not have known to study, test, formulate, manufacture, produce or market in the same or similar way.

“Marketing Authorization” or “MA” means the authorization by CFDA to manufacture / import, promote and sell the Product in China.

“CFDA” means the China Food and Drug Administration, which is an agency to review application of Marketing Authorization of pharmaceuticals and medical devices in China.

“New Devices” means the new device covered by Nuo Patent-2 and the new centrifuge for the new device which Nuo is developing as of the Effective Date.

“NHI” means national health insurance system in China, granted by the CFDA upon submission after Marketing Authorization of the Product is granted.

“NHI Pricing Event” means the event when the NHI reimbursement price for the Product in the Territory is achieved.

“Nuo Clinical Data” mean any and all clinical and other data Nuo used for the FDA 510(k) clearance of Aurix System or former AutoloGel System, or for license or approval by other governmental authorities.

“Nuo Know How” means the Know How Nuo owns and obtains during the term of this Agreement relating to Wound Dressing, Product and improvement thereto, including, but not limited to, Nuo Clinical Data, treatment method of patient using Wound Dressing, and PRP separation technology (from patient’s blood) embodied in the Centrifuge.

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“Nuo Patent” means the Nuo Patent-1 and Nuo Patent-2 described in Exhibit 1 attached hereto and any Patent relating to the improvement of the Wound Dressing or the Product in the Territory which Nuo files or obtains rights from a third party during the term of this Agreement.

“Nuo Technology” means Nuo Patent and Nuo Know-How.

“Nuo Trademarks” means any and all Trademarks, trade names, service marks, service names, logos and similar proprietary rights whether now or in the future owned, controlled or licensed by Nuo and currently used or to be used in connection with the Product. As of the Effective Date Nuo Trademarks are described in Exhibit 2 attached hereto.

“Patent” means any patent application or patent, including all of the following kinds and their equivalents outside the United States (as applicable): provisional, converted provisional (or regular), divisional, continuation, continuation-in-part, and substitution applications; and regular utility, re-issue, re-examination, renewal and extended patents (including Supplementary Protection Certificates), as well as all right, title and interest in all letters patent or equivalent rights and applications for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world.

“Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

“Point of Shipment” shall have the meaning given in the INCOTERMS 2010.

“Product” means the combination of devices to produce a Wound Dressing from the patient’s blood. As of the Effective Date, the Product means Aurix System (formerly AutoloGel System) which consists of Centrifuge, Wound Dressing Kit, and Reagent Kit described in Exhibit 3 attached hereto.

“Territory” means greater China consisting of China, Hong Kong, Taiwan and Macau.

“Trademarks” shall mean all right, title and interest in all trademark, service mark, trade name and trade dress rights arising under the common law, state law, federal laws and laws of foreign countries, and all right, title, and interest in all trademark, service mark, trade name and trade dress applications and registrations interests throughout the world.

“Transfer Price” means the supply price of the Product from Nuo to Boyalife, which is Nuo’s manufacturing or procurement cost of Centrifuge and each Kit plus 5% of such cost for Nuo’s direct overhead cost as described in exhibit 4 attached hereto.

“Transition Event” means the date when the Product is approved for marketing by CFDA.

“Wound Dressing” means the mixture of platelet rich plasma (PRP) derived from patient’s own blood and reagents which is covered by Nuo Patent-1.

2.          GRANT OF LICENSE

(a)          Exclusive License of Nuo Technology. Nuo grants to Boyalife a non-Distribution Fee bearing, nontransferable, exclusive license, with limited right to sublicense, to use Nuo Technology for the development, import, use, marketing, sale, and distribution of the Product in the Field of Use in the Territory.

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(b)          Distribution Right. Boyalife shall have an exclusive right, in the Field of Use in the Territory, to import, use for development, promote, market, sell and distribute the Product which Nuo manufactures or has contractor manufacture for Nuo and supply to Boyalife. Nuo shall not export, promote, or supply the Product to any third party in the Territory.

(c)          Procurement of devices. Boyalife reserves the right to manufacture or purchase certain non-proprietary devices from a third party with Nuo’s approval, such approval shall not be unreasonably withheld or delayed. In such case, Boyalife shall assemble such devices with other devices supplied by Nuo to make a Product in the Territory. For avoidance of doubt, in such case the sales amount of Boyalife’s assembled Product as a whole shall be the base of Net Sales for Distribution Fee payment set forth in Section 4 (c) of this Agreement.

(d)          Manufacturing Right. At any time after the Transition Event, upon written notice to Nuo, Nuo shall grant to Boyalife an exclusive license, with limited right to sublicense, to use Nuo Technology for manufacturing, or having third-party manufacture devices which are covered by Nuo Patent or embodied by Nuo Know How, such as the New Devices and Centrifuge of current and future version, for the Territory. Upon request of Boyalife, Nuo shall provide Boyalife with reasonably sufficient information for Boyalife to manufacture or have manufactured such devices. For avoidance of doubt, in such case Boyalife shall assemble Product for the Territory, and sales amount of such Boyalife’s assembled Product as a whole shall be the base of Net Sale for Distribution Fee payment set forth in Section 4 (c) of this Agreement.

(e)          Procurement by Boyalife. With approval from Nuo, Boyalife may procure all components of the Product from Nuo’s suppliers and contract manufacturers directly at the established Nuo contract prices. For avoidance of doubt, in such case the sales amount of Boyalife’s assembled Product as a whole shall be the base of Net Sales for Distribution Fee payment set forth in Section 4 (c) of this Agreement.

(f)          Nuo Trademark. Nuo grants to Boyalife a Distribution Fee free, nontransferable, exclusive license, with the right to sublicense, to use Nuo Trademark for the Product which Boyalife import, develop, use, market, sell and distribute in the Field of Use in the Territory. Nuo shall register the Nuo Trademark in the Territory.

(g)          Trademark Option. Boyalife reserves the right to use a trademark other than or in association with Nuo Trademarks for the Product in the Territory.

(h)          Right of First Refusal in other Asia Pacific Countries Excluding Japan and India. Nuo grants Boyalife a Right of First Refusal (“ROFR”) of its Product in Mongolia, North Korea, South Korea, Brunei, Myanmar (Burma), Cambodia, East Timor, Indonesia, Laos, Malaysia, Philippines, Singapore, Thailand, Vietnam, Pakistan, or Bangladesh in exchange for a payment of no greater than $250,000 in aggregate. The parties agree to negotiate in good faith the portion of the $250,000 payment applicable to individual countries in the event Boyalife exercises the ROFR on selected countries only. Boyalife’s exercise of a ROFR for any individual country shall thereafter include such country in the Territory.

(i)          Improvement by Nuo. In the event Nuo has filed a new patent application in any country relating to Wound Dressing or Product, Nuo shall promptly inform Boyalife of the reasonable details of such patent application. For avoidance of doubt, such patent application shall be included in the Nuo Patent.

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(j)          Improvement by Boyalife. In the event Boyalife has filed a new patent application for a new invention relating to Wound Dressing, Product or Nuo Technology, Boyalife shall inform Nuo of the reasonable details of such invention promptly after Boyalife has filed the patent application for such invention in the Territory or in the U.S. In such event Boyalife shall grant to Nuo a Distribution Fee free, nonexclusive license to use such patent application outside the Territory during the term of this Agreement. Upon request of Nuo at Nuo’s expense for filing, prosecution and maintenance, Boyalife shall file such patent application in countries (other than Territory) designated by Nuo.

(k)          Modification of Component by Nuo. In the event Nuo intends to modify or change any component (device) of the Product within the Field of Use, Nuo shall inform Boyalife of such intent reasonably prior to the implementation of such modification or change. In the event Nuo decides to commercialize the New Devices within the Field of Use in any country outside of Territory, Nuo shall inform Boyalife of such decision. For avoidance of doubt, the modified/changed device or the New Devices shall be included in the Product and Boyalife has the exclusive right to import, use for development, promote, market, sell and distribute such Product in the Territory and within the Field of Use.

(l)          Modification of Component by Boyalife. Boyalife reserves the right to modify or change any component (device) of the Product in order to meet the market needs in the Territory. In the event Boyalife intends to implement such modification or change within the Field of Use, Boyalife shall inform Nuo of such intent reasonably prior to the implementation of such modification or change. For avoidance of doubt, the modified/changed device shall be included in the Product and sales amount of such Boyalife’s assembled Product as a whole shall be the base of Net Sale for Distribution Fee payment set forth in Section 4 (c) of this Agreement.

3.          DEVELOPMENT.

(a)          CFDA Consultation. Upon execution of this Agreement Boyalife shall consult with CFDA for a Marketing Authorization of the Product in the Territory. Boyalife shall conduct clinical studies in accordance with guidance of CFDA.

(b)          Nuo Information and Data. Upon Boyalife’s reasonable request, Nuo shall provide Boyalife with Nuo Clinical Data, Product information, or other information or data Nuo has or would be reasonably expected to have which are required for MA application by Boyalife in the Territory.

(c)          Clinical Studies. Boyalife shall conduct required clinical and other studies for the Marketing Authorization at its own expenses and responsibility. Upon request of Boyalife, Nuo shall supply Boyalife with the Product or specific devices in the Product at the Transfer Price.

(d)          Safety Reporting. Prior to clinical studies, the parties shall enter into a quality agreement that includes safety reporting for clinical studies.

(e)          Marketing Authorization. Upon completion of the required studies, and without unreasonable delay in the Territory, Boyalife shall submit the MA application for the Product with CFDA, and upon approval, Boyalife shall be the holder of the Marketing Authorization of the Product.

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(f)          Inspection. In the event CFDA or other agency of CFDA requires inspections of Nuo’s and/or its suppliers’ facilities (of the devices and Product), Nuo will reasonably cooperate with such inspections and use commercially reasonable efforts to cause its suppliers of the devices/Product to cooperate with such inspections.

(g)          NHI Pricing. Promptly after the Marketing Authorization for the Product is granted, Boyalife shall submit, at its own expense, NHI reimbursement for the Product with CFDA.

(h)          No Warranty. Boyalife shall make commercially reasonable effort to conduct required studies and seek the Marketing Authorization and reimbursement for the Product, provided that Boyalife shall not ensure the achievement of such approval or grant. Nuo acknowledges that such approval or grant is at the discretion of CFDA.

(i)          Restriction. The Parties acknowledge that Boyalife is strictly prohibited by the relevant laws and regulations in the Territory to promote, advertise, or sell the Product in the Territory until after the Transition Event. Boyalife shall start marketing and sale of the Product in the Territory only after the Transition Event.

(j)          Quality Agreement. Prior to the Transition Event, the Parties shall enter into a separate quality agreement that (a) defines Boyalife’s rights to audit manufacturing sites of each component (device) of the Product in compliance with the requirements of relevant (QMS) regulations in the Territory, (b) defines specifications, shelf life of each component (device) of the Product, and remedies for non-conforming Product, (c) defines labeling and package insert of the Product, and (d) conforms to the quality plan and systems of Nuo.

(k)          Safety Agreement. Prior to the Transition Event, the Parties shall enter into a separate safety agreement that defines the safety report, safety database, product recall, post marketing survey, and so on in compliance with the requirement of relevant laws and regulations in Japan and the United States.

(l)          Supply and Distribution Agreement. Prior to the Transition Event, the Parties shall enter into a supply and distribution agreement with respect to then current Product available at Nuo, which shall include the provisions of Section 5. (DISTRIBUTION) and Section 6. (SUPPLY OF PRODUCT) of this Agreement and minimum performance requirements.

4.          CONSIDERATION.

In consideration of the right and license granted to Boyalife under this Agreement, Boyalife shall pay to Nuo the following:

(a)          Upfront Payment. Boyalife shall not be required to make an upfront payment to Nuo.

(b)          Milestone Payment. Upon occurrence of the approval of the Product by CFDA, Boyalife shall pay to Nuo a non-refundable payment of Five Hundred Thousand United States dollars ($500,000) within ninety (90) days of such approval but no earlier than December 31, 2018, by wire transfer of immediately available funds to the account specified below or to such other account as may be specified by Nuo in writing within thirty (30) days after the approval by CFDA.

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Company Name:	NUO Therapeutics, Inc.
Company Address:	207A Perry Parkway, Suite 1
Gaithersburg, MD 20877
USA

Bank Name:	Capital One Bank (USA), N.A.
Bank Address:	1680 Capital One Drive
McLean, VA 22102

Swift Code:	HIBKUS44

Routing Number:	255071981

Account Number:	2554300542

(c)          Distribution Fee. Boyalife shall pay to Nuo a distribution fee per Wound Dressing Kit and Reagent Kit (“Disposables”) of USD $40 (“Distribution Fee”). The Parties hereby agree that they will discuss in good faith the appropriate Distribution Fee in the event the pricing of the Disposables exceeds the current general pricing in the Territory of USD $140 for single use processing sets.

(i)          Report. No later than thirty (30) days after the end of each calendar quarter, Boyalife shall deliver to Nuo a written report detailing: (i) the number of Product sold, (ii) Gross Sales and (iii) the resulting Distribution Fee owed to Nuo.

(ii)         Payment. The Distribution Fee owed to Nuo shall be paid by Boyalife to Nuo by wire transfer of immediately available funds in U.S. dollars to the account specified above or to such other account as may be specified by Nuo or its designee in writing. The Distribution Fee shall be paid to such account within forty–five (45) days after the end of each calendar quarter.

(iii)        Audit. Nuo shall have the right to audit the records of Boyalife relating to Gross Sales at any time during the normal business hours upon reasonable advance written notice. The audit will be performed no more than once a fiscal year of Boyalife by an independent reputable accounting firm at Nuo’s sole expense. If the accounting firm determines that Nuo was not paid the full Distribution Fee owed, Nuo shall have the accounting firm submit the audit findings to Boyalife, and Boyalife shall pay the amount of any shortfall within thirty (30) business days after receipt of the audit findings. If Boyalife fails to pay such shortfall within such five (5) business day cure period, then interest shall accrue on such shortfall (from the date it was due) at fifteen percent (15%) per annum. Boyalife shall have a reasonable period of time to review such audit findings and shall be provided an opportunity to rebut such audit findings, if so chosen. If parties cannot reach a settlement regarding the audit findings, parties shall refer such dispute to binding arbitration.

(d)          Withhold Tax. If applicable laws and regulations require withholding of income or other taxes imposed upon any payments made by Boyalife to Nuo under this Agreement, Boyalife shall make such withholding payments as may be required and shall subtract such withholding payments from such payments. Boyalife shall submit appropriate proof of payment of the withholding taxes to Nuo within a reasonable period of time. Boyalife shall render Nuo reasonable assistance in order to allow Nuo to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

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5.          DISTRIBUTION.

(a)          Distribution. On and after the Transition Event, Boyalife shall use best efforts to market, distribute and sell the Product, consistent with the terms and conditions of this Agreement. Additionally, Boyalife shall provide post-sale customer service for the Products in the Territory under the terms set forth in this Agreement.

(b)          Appointment of Sub-Distributors. The Parties agree that Boyalife’s rights and obligations under this Agreement will, subject to terms and limitations contained in this Agreement, be discharged and administered directly by Boyalife and may include the use of contractors, subcontractors, and agents, in a manner substantially similar to the method that Boyalife currently utilizes to operate its existing businesses. Boyalife shall remain responsible to Nuo for any and all acts and omissions of such sub-distributors and agents.

(c)          Promotion of Product; Advertising.

(i)          Promotion. Boyalife shall use its best efforts to develop a customer base and market, sell and distribute the Product within the Territory. Boyalife shall advertise and otherwise promote the Product in a commercially reasonable manner and furnish appropriate Product information and promotional materials to its customers in a fashion similar to that used with Boyalife’s other products.

(ii)         Translation of Materials. Boyalife shall bear the cost and responsibility to create and maintain all literature required, in all languages required, in order to market, sell, distribute and service the Product in the Territory, including all labeling, package inserts, instruction manuals, registrations, sales literature and other promotional materials for the Product. All translated materials shall be approved by Nuo prior to release and distribution. Boyalife shall attach a written statement with the translated materials submitted to Nuo for approval certifying that the translation does not misrepresent the claims of the original English-language material and is an accurate translation.

(iii)        Recognition of Patents and Patents Pending. Subject to rules, regulations and codes controlling the labeling and packaging of the Products, Boyalife may at its discretion include on each Product packaging a printed statement identifying the patents under which the product is produced and distributed. This notice may be modified by mutual consent of the Parties as reasonably necessary to comply with applicable patent marking provisions of the U.S. patent laws.

(d)          Forecasting of Products. Boyalife shall annually provide to Nuo a rolling forecast of Boyalife’s requirements for the Product for the twelve (12) month period commencing that quarter. The requirements for the first quarter period of each forecast shall constitute a firm and binding Purchase Order for Product, and shall be delivered to Boyalife in full prior to the end of the same quarter. The remaining rolling quarterly forecast shall constitute non-binding estimates of Product and requirements for the period described; provided that, the second (2nd) quarter in any forecast shall be varied by no more than 20% when reported in the subsequent binding forecast, unless agreed to by Nuo. The fourth (4th) quarter of each forecast are non-binding and may be modified by Boyalife at any time in its sole discretion. Nuo will not guarantee fulfillment of orders constituting an aggregate increase in firm order quantities over forecasted quantities for a given quarter in excess of 20%. In addition to the forecast, Boyalife is encouraged to provide Nuo at any time with advance non-binding notice of expected significant changes to the existing quarterly forecast for purposes of production planning.

(e)          Regular Communication. The Parties will meet telephonically or face-to-face no less than quarterly to review, among other things, sales performance, progress on sales metrics, on hand inventory levels, customer usage information, and make such adjustments and changes as are agreed to by the Parties.

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(f)          Reservation of Title. Except as expressly provided in this Agreement, Nuo reserves to itself and retains all right, title and interest in and to all Intellectual Property related to the Product and to any modifications, enhancements, improvements and upgrades thereto implemented by Nuo. Boyalife may not duplicate, translate, decompile, reverse engineer or adapt any Product or component parts thereof without Nuo’s prior written consent.

(g)          No Other Rights. Except as expressly provided in this Agreement, no right, title, or interest is granted by Nuo to Boyalife hereunder. Nuo may distribute any products, other than the Product, which shall not compete with the Product, within the Territory, either directly or indirectly through distributors, and no right, title or interest is granted by Nuo to Boyalife relating to such products.

(h)          Other Information Reporting. Boyalife shall provide to Nuo, at Boyalife’s expense and in English, each and every Product-related quality and/or performance complaint reasonably after receipt of such complaint by customer. Boyalife shall use a complaint reporting form agreed upon by the Parties for reporting the information to Nuo.

(i)          Post-Sale Service, Technical Assistance, and Support. Boyalife shall provide to its customers post-sale service, technical assistance and support for Products sold by Boyalife in the Territory, at Boyalife’s sole cost and expense (other than warranty claims in accordance with this Agreement).

6.          SUPPLY OF PRODUCT.

(a)          Transfer Price. On and after the Transition Event, Boyalife shall purchase, and Nuo shall supply all Products currently in production at the Transfer Price.

(b)          Trade Term. The Transfer Price for Product purchased by Boyalife hereunder shall be Free Carrier (“FCA”), Nuo’s Point of Shipment or other trade term the Parties agree.

(c)          Certain Taxes. The Parties acknowledge that the Transfer Prices of Product do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the export, import or purchase of the Product, including all income and income-based taxes imposed on Nuo under applicable laws in Territory, which taxes shall be the sole responsibility of Boyalife and Boyalife agrees that it will bear all such taxes and duties.

(d)          Order and Acceptance. All orders for Product shall be by means of a written purchase order which shall be submitted to Nuo at Nuo’s address for notice purposes set forth in Section 12(e), and shall request a delivery date. Orders may be placed by telephone, facsimile transmission or, upon the Parties’ agreement, by e-mail; provided, however, that a signed confirming purchase order is received by Nuo no later than ten (10) business days after such order. Nuo shall notify Boyalife in writing within a reasonable period of time from submission of the purchase order of any rejected order and the reason(s) for such rejection.

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(e)          Invoicing; Payment. Nuo shall submit an invoice to Boyalife with each shipment of Product ordered by Boyalife. Such invoice shall be due and payable thirty (30) days following the date of such invoice. All invoices shall be sent to Boyalife’s address for notice purposes set forth in Section 12(e), without regard to the actual shipping address for the Product. Each such invoice shall state Boyalife’s aggregate and unit purchase price for Product in the relevant shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by Nuo and to be borne by Boyalife hereunder. Boyalife shall make all payments to Nuo under this Agreement in United States dollars in immediately available funds to a bank account designated by Nuo in such invoice, or otherwise designated by Nuo in writing. Boyalife shall not take any credits or offsets against amounts billed Boyalife by Nuo without Nuo’s prior written consent.

(f)          Shipping; Risk of Loss.

(i)          All Product delivered by Nuo pursuant to this Agreement shall be suitably packed for surface or air shipment, in Boyalife’s sole discretion, in a bulk shipping carton per the requirements set forth in the applicable purchase order, marked for shipment to such location or locations as Boyalife may designate, and delivered to Boyalife or its carrier, FCA, Nuo’s Point of Shipment. Risk of loss of Product shall pass to Boyalife upon delivery to the carrier at the FCA Point of Shipment.

(ii)         Nuo shall ship all Product in accordance with Boyalife’s delivery instructions specified in Boyalife’s purchase orders; provided, however, that if Boyalife does not provide delivery instructions with respect to the carrier to be used, Nuo may use its customary carrier. Partial shipments are allowed. All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by Boyalife. Boyalife shall also bear all applicable taxes and duties that may be assessed against the Product after delivery to the carrier at the FCA Point of Shipment.

(iii)        Nuo shall use its good faith efforts to ship the Product within a reasonable amount of time after receipt and acceptance of Boyalife’s purchase order for the Product, consistent with Nuo’s shipping procedures in place from time to time. All shipments of Product shall be deemed to conform to the relevant purchase order unless Nuo receives from Boyalife, no later than fifteen (15) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and the exact nature of the discrepancy between the shipment and the order.

(g)          Manufacturing. Should Nuo no longer be capable of supplying Products to Boyalife, then Boyalife would have the right to manufacture products directly or enter into a third party supply relationship for the Products. All necessary Aurix IP shall be maintained in an escrow account and shall be released to Boyalife should Nuo cease capability of supplying Aurix Products to Boyalife.

7.          ADDITIONAL OBLIGATIONS OF BOYALIFE.

(a)          Compliance with Laws. Boyalife shall comply in all respects with the laws and regulations (including health and safety regulations) applicable to the marketing, distribution, sale and service of Product within the Territory. Boyalife shall monitor the appropriate information sources in the Territory for material changes in such laws and regulations relating to the distribution of Product within the Territory and notify Nuo in writing of all such material changes.

(b)          U.S. Export Controls. Boyalife understands and acknowledges that Nuo is subject to regulation by agencies of the United States Government, including the United States Department of Commerce, the United States Department of the Treasury, and the United States Food and Drug Administration, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Nuo to provide the Product, documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by Persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Boyalife agrees to cooperate with Nuo, including providing required documentation, in order to obtain export licenses or exemptions therefrom.

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(c)          Regulatory Relationships. Boyalife shall communicate with regulatory agencies within the Territory where the Product is registered, sold or serviced by Boyalife for purposes of monitoring and maintaining any necessary documents or filings required for Boyalife to conduct sales of the Product.

(d)          No Conflicting Commitments. Boyalife shall not enter into any third party commitments or contracts for Product sales or service and repair that supersedes or conflicts with the terms and conditions of this Agreement.

(e)          Distribution of Competitive Products. Other than Boyalife’s own existing products, Boyalife agrees not to, directly or indirectly, distribute or otherwise offer for sale similar third party platelet based products in wound care.

(f)          Commercialization Resources and Diligence. Boyalife shall apply best efforts to the marketing, sales and customer support of the Product similar to the effort and resources Boyalife applies to its other products.

8.          ADDITIONAL OBLIGATIONS OF NUO.

(a)          Compliance with Laws. Notwithstanding Section 7 of this Agreement, Nuo will obtain and maintain at its expense the necessary regulatory clearances in the United States supporting the approval and clearance of the Product. Nuo will assist Boyalife, at Boyalife’s expense, in obtaining regulatory clearances in Boyalife’s name for the Product. Nuo shall comply in all material respects with all laws and regulations within the United States applicable to the manufacture, labeling, packaging and sale of the Product. Nuo shall supply to Boyalife only Product which has 510(k) clearance or for which an application for such clearance has been filed.

(b)          Support. Nuo shall provide consultation to Boyalife concerning technical aspects, regulatory approvals, and use of the Product from time to time as reasonably requested by Boyalife. Nuo shall also provide consultation to Boyalife regarding regulatory approvals within the Territory.

(c)          Scientific and Technical Information. Nuo shall provide to Boyalife scientific and technical information available to Nuo and required for distribution to obtain any registrations, licenses and permits required for the sale and distribution of the Product within the Territory, or to respond to inquiries from customers or governmental or regulatory authorities.

(d)          Product Training. Nuo shall provide Product training for Boyalife’s product managers and field application specialists on an as-needed basis to enable Boyalife to promote the sale of Product and to perform post-sale customer training, technical assistance and support for its customers. Such Product training shall be conducted, at times and locations requested by Boyalife and agreed upon by Nuo, and will be free of charge, provided, however, that Boyalife shall be responsible for all out-of-pocket expenses incurred in connection with such Product training, including travel, airfare and lodging expenses incurred by Boyalife’s personnel while attending such training. In addition, Nuo will provide Product updates and service bulletins as they become available.

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(e)          Information Reporting. Nuo shall provide to Boyalife, at Nuo’s expense, (i) information regarding any discovered defects in the Product, or any malfunction or deterioration in the performance of the Products, and (ii) any inadequacy in the labeling or the instructions for use. Boyalife is responsible for disseminating the information to customers and sales representatives as appropriate.

(f)          Registrations, Licenses and Patents. Nuo shall, as necessary to support approval, registration and licensing of the Products by Boyalife in the Territory: (a) maintain all current regulatory files, registrations and licenses for Products outside of the Territory, (b) maintain and pay fees associated with any third party intellectual property licenses, if any, necessary to practice the rights granted under this Agreement, and (c) maintain and pay the associated filing and maintenance fees for all patents owned by Nuo.

(g)          Responsible Person. Boyalife shall notify the competent authorities in Territory that it has been designated as the person responsible for the marketing and distribution of the Product within the Territory, and Boyalife’s address for notice purposes in Section 12(e) shall be the principal place of business for such purposes.

(h)          Inventory Requirement. Nuo or its contracted manufacturers will maintain no less than forty five (45) days’ finished goods inventories of Products based upon Boyalife’s annual unit forecast, updated on a rolling quarterly basis, pursuant to Section 5(d) above, and forty five (45) days’ inventory of service and support parts, based on historical usage, to assure supply of Product for customers.

(i)          Indemnity Obligations. Nuo will indemnify, hold harmless and upon Boyalife’s request, defend at its own expense Boyalife and its officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Boyalife Indemnified Persons”) from and against any loss, claim, cost, suit, action, liability, judgment, decree, damage or expense including reasonable attorney’s fees, imposed upon, incurred by or asserted against the Boyalife Indemnified Persons, arising from any third party claim, demand or action arising from (i) the infringement or misappropriation of the intellectual property rights of a third party by a Product or use thereof, or Boyalife’s use of the Nuo Trademarks, pursuant to this Agreement and (ii) any defect in the manufacturing or design of a Product.

9.          REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

(a)          Nuo. Nuo hereby represents and warrants to Distributor that:

(i)          Nuo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is currently being conducted. Nuo has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Nuo.

(ii)         The execution, delivery and performance by Nuo of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Nuo, any material contract, agreement or instrument to which Nuo is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Nuo is bound, or any law, rule or regulation applicable to Nuo.

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(iii)        Nuo holds valid licenses to third party intellectual property, if any, necessary to practice the rights granted in this Agreement. Further, Nuo is the sole, exclusive and lawful owner of all right, title and interest in and to the applicable Nuo Technology incorporated in the Product and to the Nuo Trademarks. Nuo has not granted to any other Person any license, franchise or other rights to acquire, use or exploit the Nuo Technology within the Territory (or any portion thereof). Nuo has the right to grant the license, distribution and other rights to Boyalife hereunder.

(iv)        Nuo has in place, and shall have in place during the time that the manufacturing of the Products remains under its regulatory control: (1) a quality management system that meets the requirements of current ISO 13485:2003 and 21CFR820; (2) required U.S. FDA registrations; (3) good manufacturing practice (GMP) controls at all manufacturing facilities associated with Product; (4) a change management system to control internal and supplier processes, so that changes to processes, contact materials and devices/components are approved by Nuo prior to implementation; (5) special process validations, specifically for cleaning, sterile barrier packaging and sterilization; and (6) sterilizers which maintain proper ISO certifications.

(b)          Boyalife. Boyalife hereby represents and warrants to Nuo that:

(i)          Boyalife is a company duly organized and existing under the laws of Territory, and has all power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Boyalife has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Boyalife.

(ii)         The execution, delivery and performance by Boyalife of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Boyalife, any material contract, agreement or instrument to which Boyalife is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Boyalife is bound, or any law, rule or regulation applicable to Boyalife.

(iii)        Boyalife has (directly and/or with its Affiliates) the distribution facilities and personnel reasonably necessary to perform its functions and otherwise carry out its obligations under the terms of this Agreement.

10.         TERM AND TERMINATION.

(a)          Term. The term of this Agreement shall commence on the Effective Date and shall continue for five (5) years (the “Initial Term”), unless earlier terminated pursuant to Section 10(b). Upon mutual consent of the Parties, the Agreement will be extended for an additional three (3) year period (the “Renewal Term” and together with Initial Term, the “Term”), subject to termination during such Renewal Terms as set forth in this Agreement. Prior to expiration of the Initial Term, the Parties may negotiate in good faith to transfer ownership of the Aurix Product within the Territory. If an agreement is not reached by the end of the Term, the Agreement will automatically renew for a subsequent three (3) year period.

(b)          Termination of Agreement. This Agreement may be terminated as follows:

(i)          The Parties may terminate this Agreement upon their mutual written agreement.

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(ii)         Nuo may terminate this Agreement if Boyalife breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following Boyalife’s receipt of written notice from Nuo setting forth the nature of such breach. The dispute of audit findings shall be excluded, until it is decided by binding arbitration.

(iii)        Boyalife may terminate this Agreement if Nuo breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following Nuo’s receipt of written notice from Boyalife setting forth the nature of such breach.

(iv)        One Party may terminate immediately this Agreement by written notice to the other Party upon the occurrence of any of the following events: (i) the other Party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (ii) the other Party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; or (iii) the other Party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other Party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

(v)         After the Initial Term or each Renewal Term, either Party may terminate this Agreement at the end of the current Renewal Term by giving the other Party written notice of termination at least six (6) months prior to the end of the current Renewal Term.

(c)          Effect of Termination.

(i)          The expiration or earlier termination of this Agreement shall not relieve any Party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination.

(ii)         Within ten (10) business days following the effective date of the expiration or earlier termination of this Agreement, Boyalife shall provide to Nuo a complete inventory of Product in Boyalife’s possession, in transit between Boyalife’s authorized locations or in transit to Boyalife from Nuo or otherwise in Boyalife’s control. Nuo may inspect Boyalife’s Product inventory and audit Boyalife’s records in the manner provided herein.

(iii)        If Boyalife gives written notice of its intention not to renew for the Renewal Term in accordance with this Agreement, then Boyalife and Nuo shall meet to establish a transition plan. In addition to establishing a transition plan, Boyalife shall:

(1)         make available any existing inventory of Product to Nuo, including any Product that has been customized by Boyalife;

(2)         transfer and assign all regulatory certifications or licenses related to the Product;

(3)         provide customer information needed to facilitate the orderly transition of the sale and marketing of the Product;

(4)         transition all manufacturing and vendor agreements;

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(5)         negotiate in good faith to provide a license to use any Boyalife Intellectual Property related to or used in the sale of the Products by Boyalife pursuant to this Agreement; and

(6)         take any other action reasonably requested by Nuo to facilitate the orderly transition of the sale and marketing of the Product in the Territory following expiration of the Term.

(iv)        Notwithstanding the expiration or earlier termination of this Agreement, Boyalife may continue to market, distribute and sell Products within the Territory after the expiration or earlier termination of this Agreement until the earlier of (i) the date that Boyalife has sold all of its Product inventory existing as of the effective date of expiration or earlier termination and (ii) the six (6)-month anniversary of the effective date of expiration or earlier termination.

(d)          Force Majeure. Neither Party shall be liable to the other Party for non-performance of or delay in performing its obligations hereunder to the extent that performance is rendered impossible by strike, riot, war, acts of God, acts of terrorism, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control of the non-performing Party.

11. CONFIDENTIALITY.

(a)          Confidentiality. Each Party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such Party (“Confidential Information”) will be furnished by the other Party or such other Party’s representatives. Each Party agrees that any Confidential Information furnished by the other Party or such other Party’s representatives will not be used by it or its representatives except in connection with, and for the purposes of, the development, promotion, marketing, distribution and sale of Products under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties agree that other than trade secrets (as defined under the Uniform Trade Secrets Act or its equivalent in the Territory) all Confidential Information shall be clearly marked “CONFIDENTIAL” or, if furnished in oral form, shall be stated to be confidential by the Party disclosing such information at the time of such disclosure and reduced to a writing by the Party disclosing such information which is furnished to the other Party or such other Party’s representatives within forty-five (45) days after such disclosure.

(b)          Exceptions. The confidentiality obligations of each Party under Section 11(a) do not extend to any Confidential Information furnished by the other Party or such other Party’s representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such Party or its representatives, (ii) was available to such Party or its representatives on a non-confidential basis prior to its disclosure thereto by the other Party or such other Party’s representatives, (iii) was independently developed without the use of the other Party’s Confidential Information by representatives of such Party who did not have access to the other Party’s Confidential Information, as established by contemporaneous written records, or (iv) becomes available to such Party or its representatives on an non-confidential basis from a source other than the other Party or such other Party’s representatives; provided, however, that such source is not bound by a confidentiality agreement with the other Party or such other Party’s representatives.

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(c)          Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party: (i) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice; (ii) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party; or (iii) as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

(d)          Compelled Disclosure. In the event that either Party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other Party or such other Party’s representatives or the fact that such Confidential Information has been made available to it, such Party agrees that it or its representatives, as the case may be, will provide the other Party with prompt written notice of such request(s) so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other Party waives compliance with the provisions of this Agreement, such Party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

(e)          Ownership of Confidential Information. The Party disclosing or otherwise furnishing Confidential Information to the other Party will retain the exclusive ownership of all right, title and interest in and to such Confidential Information.

(f)          Survival. The obligations of the Parties under this Section 11 shall survive the expiration or earlier termination of this Agreement for a period of three (3) years; provided, however, that information that is a “trade secret” shall be not be used and shall be kept confidential by the Party receiving such Confidential Information from the disclosing Party until such information is no longer deemed a “trade secret” under the Uniform Trade Secrets Act or its equivalent in the Territory.

12.         GENERAL PROVISIONS.

(a)          Independent Contractors. The relationship of Nuo and Boyalife established by this Agreement is that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the Parties are participants in a common undertaking. Neither Party may direct or control the activities of the other Party or incur or assume any obligation on behalf of the other Party or bind such other Party to any obligation for any purpose whatsoever.

(b)          Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without reference to rules of conflicts or choice of laws.

(c)          Dispute Resolution. Any disputes or controversies which may arise between parties in connection with this Agreement shall be finally settled by arbitration. Such arbitration shall be held in English, in Wilmington, Delaware, the United States, pursuant to the Commercial Arbitration Rules of the American Arbitration Association if arbitration proceedings are initiated by Boyalife, and in Hong Kong, China, pursuant to the rules of Conciliation and Arbitration of the International Chamber of Commerce if arbitration proceedings are initiated by Nuo. The decision of the arbitrator(s) shall be final and binding, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall be authorized to award any relief, whether legal or equitable, to the Party so entitled to such relief.

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(d)          Entire Agreement. This Agreement, including the exhibits and any schedules, sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same.

(e)          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile or international courier, or by registered or certified mail (postage prepaid, return receipt requested), to the other Party at the following address (or at such other address for which such Party gives notice hereunder):

If to Boyalife:

Boyalife Hong Kong Ltd.

c/o Boyalife Group Ltd.

800 Jiefang Road, 14th Floor

Wuxi, China, 214002

Attention: CEO’s Office

Telephone: +86 (510) 81808111

Facsimile: +86 (510) 81177850

If to Nuo:

Nuo Therapeutics, Inc.

207A Perry Parkway, Suite 1
Gaithersburg, MD 20877
Attention: Chief Financial Officer
Telephone: (240) 499-2680
Facsimile: (240) 499-2690

(f)          Assignment and Binding Effect. Except as otherwise provided in this Agreement, neither Party may, directly or indirectly, assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party; provided that Nuo may assign this Agreement (i) to an Affiliate, (ii) to a successor to all or substantially all of the business or assets of Nuo, (iii) to any secured party in connection with its rights under the credit agreement and the other financing documents. No permitted assignment of rights or delegation of duties under this Agreement shall relieve the assigning or delegating Party of its liabilities hereunder. For purposes of this Agreement, either Party shall be deemed to have assigned this Agreement in the event of a Change of Control with respect to such Party. Subject to the foregoing, this Agreement is binding upon, and inures to the benefit of, the Parties and their respective successors and permitted assigns.

(g)          Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.

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(h)          No Waiver; Amendment. No waiver of any term or condition of this Agreement shall be valid or binding on any Party unless agreed to in writing by the Party to be charged. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the Parties.

(i)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

(j)          Consent Not Unreasonably Withheld. No Party given the right to approve or consent to any matter shall unreasonably withhold, condition or delay its approval or consent. The failure to respond in writing within any specified time period shall be deemed unconditioned approval of or consent to the relevant matter; provided that the Party requesting such approval or consent gives written notice requesting a response at least two (2) business days prior to the expiration of the specified time period, if any.

(k)          Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any section, recital, exhibit, schedule and Party references are to this Agreement unless otherwise stated. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party. Each Party hereby acknowledges that they have not relied on any promise, representation or warranty that is not set forth in this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood be followed by the words “without limitation.” All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars.

(l)          Further Assurances. Each Party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

(m)          Press Releases and Announcements. Except as may be contemplated hereunder, neither Party may issue any press release, product any professional publications or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other Party, except for any releases, publications or announcements which may be required by or, in such Party’s discretion, reasonably necessary under applicable law, in which case the Party proposing to make such release or announcement will allow the other Party a reasonable opportunity to review and comment on such release, publications or announcement in advance of such issuance or making.

[Remainder of This Page Intentionally Left Blank; Signature Page Follows]

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In Witness Whereof, each of the undersigned has caused this Agreement to be duly executed.

Nuo therapeutics Inc.

By:
Name: David Jorden
Title: Acting CEO/CFO

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BOYALIFE HOng KOng Ltd.

By :
Name: XIAOCHUN XU
Title: CHAIRMAN

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Exhibit 1

Nuo Patent

Nuo Patent-1

Application No.

Patent No.

Nuo Patent-2

Application No.

Patent No.

Exhibit 2

Nuo Trademark

AURIX

AURIX SYSTEM

AUTOLOGEL

CYTOMEDIX

NUO THERAPEUTICS

Exhibit 3

Product

Centrifuge II

Wound Dressing Kit Section I
S-Monovette Tubes	ACD-A, 6.0ml
Safety-MultiFly Set	21g x 3/4”
Tourniquet
Alcohol Prep Pads	2-Ply Medium, Saturated with 70%
Gauze Sponges
Adhesive Bandage Strips
Foam Tub Holder

Wound Dressing Kit Section II
Alcohol Prep Pads	2-Ply Medium, Saturated with 70%
Gauze Sponges
3 mL Syringe w/Needle	20 G x 1”
5 mL Syringe w/Needle	20 G x 1”
20 mL Syringe w/Needle
3 Way Stop Lock	Discofix
Blunt Needle	Monoject 16” x 1 1/2”
Skin Protection Wipe	Cavilon—No Sting Barrier Film, 1.0 ml
N-Terface Dressing	4” x 12” Strip

Reagent Kit
Ascor L 500, Ascorbic Acid Injection, USP, 500mg/mL	McGuff Pharmaceuticals, Inc.
Calcium Chloride Injection, USP, 10%	American Reagents, Inc.
Thrombin Topical (Bovine Origin) USP, Thrombin-JMI 5,000U King Pharmaceuticals (Pfizer)

Exhibit 4

Transfer Price

Procurement Cost	5% Mark-up

Centrifuge II

Wound Dressing Kit

Reagent Kit